Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 9, 2016	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES 18% INCREASE IN CASH DIVIDEND

TULSA, OK, November 9, 2016 - AAON, Inc. (NASDAQ-AAON), today announced that the Board of Directors has declared an increase of $0.02 in the Company’s regular semi-annual cash dividend, to $0.13 per share or $0.26 annually (an 18% increase from the previous $0.11 per share or $0.22 annually). The next dividend will be payable on December 23, 2016, to stockholders of record as of the close of business on December 2, 2016.

Norman H. Asbjornson, AAON CEO, stated, “We continue to have a strong capital position with significant free cash flow and are pleased to return tangible value to our stockholders through the increased cash dividend.”

Mr. Asbjornson continued, “We are especially pleased our strong performance allows our stockholders to share in the Company’s success through increased dividend payouts, while the Company simultaneously maintains its significantly increased 2016 capital expenditure program.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recover units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.aaon.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.